Exhibit 99.1

HILLTOP HOLDINGS DECLARES PREFERRED DIVIDEND

Dallas, Texas— (BUSINESS WIRE)— December 14, 2007— Hilltop Holdings Inc. (NYSE: HTH) today announced that its Board of Directors declared a cash dividend of $0.515625 on each share of its Series A Cumulative Redeemable Preferred Stock. The dividend is payable on January 30, 2008 to shareholders of record on January 15, 2008.

About Hilltop Holdings Inc.

Hilltop Holdings Inc. (“HTH”), is a holding Company that owns NLASCO, a company that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States.  NLASCO operates through its wholly-owned subsidiaries, National Lloyds Insurance Company (“NLIC”) and American Summit Insurance Company (“ASIC”).

CONTACTS

Hilltop Holdings Inc.
Larry Willard, President and Chief Executive Officer

214-855-2177

or

ICR, LLC
Brad Cohen, (203) 682-8211

bcohen@icrinc.com